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EX-99.1

Warren Resources, Inc. Announces Commencement of Private $200 Million Debt Offering

NEW YORK, May 30, 2013 (GLOBE NEWSWIRE)—Warren Resources, Inc. (Nasdaq:WRES) ("Warren" or the "Issuer") announced today that it intends to commence a private offering to eligible purchasers of $200 million aggregate principal amount of Senior Notes due 2021 (the "Notes"), subject to market and other conditions. The Issuer intends to use the net proceeds from the offering to repay borrowings under its credit facility, for capital expenditures and for other general corporate purposes. The Notes will be guaranteed on a senior unsecured basis by each of the Issuer's existing subsidiaries that guarantees the Issuer's indebtedness under its credit facility.

The offer and sale of the Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act. This news release is being issued pursuant to Rule 135c under the Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially and adversely from the projections, anticipated results or other expectations expressed in this news release. Warren undertakes no obligation to publicly update or revise any forward-looking statements.

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  EX-99.1